UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: June 3, 2013

(Date of earliest event reported)

Umpqua Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation or Organization)	001-34624 (Commission File Number)	93-1261319 (I.R.S. Employer Identification Number)

One SW Columbia, Suite 1200

Portland, Oregon 97258

(address of Principal Executive Offices)(Zip Code)

(503) 727-4100

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 3, 2013, Umpqua Holdings Corporation (the “Company”), parent company of Umpqua Bank and Umpqua Investments, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”) among  the Company, Financial Pacific Holding Corp., a Delaware corporation (“FinPac”), Financial Pacific Leasing, LLC, a Washington limited liability company and a wholly owned subsidiary of FinPac (“Leasing”), Umpqua Bank, Aquarium Corporation, a Delaware corporation and a newly-formed wholly owned subsidiary of Umpqua Bank (“Merger Sub”), and Financial Pacific Holdings, LLC, a Delaware limited liability company and the sole stockholder of FinPac (the “Stockholder”).  The following summary of certain provisions of the Merger Agreement does not purport to be a complete description of the terms and provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement.   The executed Merger Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2013.

Pursuant to the Merger Agreement, Merger Sub will merge with and into FinPac, with FinPac surviving as a wholly owned subsidiary of Umpqua Bank, and the Company will acquire all of the issued and outstanding capital stock of FPC Leasing Corporation and Financial Pacific Reinsurance Company Ltd., each a wholly owned subsidiary of Leasing, for aggregate consideration of $158 million in cash (subject to adjustment based on changes in FinPac’s tangible net worth).

The closing of the transactions is subject to customary conditions precedent, including the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION (Registrant)
Dated: June 6, 2013	By: /s/ Steven Philpott Steven Philpott Executive Vice President / General Counsel